Consent of Independent Registered Public Accounting Firm

Tremisis Energy Acquisition Corporation II
Houston, TX

We hereby consent to the use in this Prospectus constituting a part of Amendment No. 3 to this Registration Statement of our report dated August 17, 2007 relating to the financial statements of Tremisis Energy Acquisition Corporation II which is contained in that prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

New York, New York
November 15, 2007